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                              February 14, 1996



Eastern Environmental Services, Inc.
R.R. #4, Box 4452
Drums, PA  18222

Gentlemen:

          We have acted as special counsel to Eastern Environmental Services, Inc. a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a registration statement (the "Registration Statement") of the Company on Form S-3 under the Securities Act of 1933, as amended (the "Act"). The Registration Statement registers the proposed offer and sale by certain shareholders of the Company (the "Selling Shareholders") of the following shares (the "Shares") of the Company's Common Stock, par value $.01 per share (the "Common Stock"):

          1. 1,198,000 outstanding shares of Common Stock (the "Outstanding Shares").

          2. 785,601 shares of Common Stock (the "Conversion Shares") which are issuable upon the conversion of an equal number of outstanding shares of the Company's Class A Common Stock.

          3. 778,603 shares of Common Stock (the "Warrant Shares") which are issuable upon the exercise of outstanding warrants (the "Warrants") of the Company.


          In connection with our representation of the Company, we have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and the By-Laws of the Company, as amended to date, resolutions of the Company's Board of Directors and such other documents and corporate records relating to the Company and the proposed offer and sale of the Shares as we have deemed appropriate. In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals. The opinion expressed herein is based exclusively on the applicable provisions of the Delaware General Corporation Law as in effect on the date hereof.
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Eastern Environmental Services, Inc.
R.R. #4, Box 4452
Drums, PA  18222


          On the basis of the foregoing, we are of the opinion that:

          1. The Outstanding Shares have been validly issued and are fully paid and nonassessable.

          2. The Conversion Shares, when issued upon conversion of the Class A Common Stock in accordance with the terms thereof, as in effect on the date hereof, will be validly issued, fully paid and nonassessable.

          3. The Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms thereof, as in effect on the date hereof, will be validly issued, fully paid and nonassessable.

          We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. Such consent does not constitute a consent under Section 7 of the Act, since we have not certified any part of such Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                              Very truly yours,

                              PEPPER, HAMILTON & SCHEETZ



                              By:   /s/ Robert A. Friedel
                                    -----------------------------
                                              A Partner